Exhibit 10.5

***Text Omitted and Filed Separately with

the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

THIRD AMENDMENT TO LEASE

(Corporate 500 Centre)

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is made and entered into as of the 30th day of June, 2014, by and between Long Ridge Office Portfolio, L.P., a Delaware limited partnership (“Landlord”), and Horizon Pharma USA, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.        Landlord and Tenant entered into that certain Standard Office Lease dated as of August 2, 2011 (the “Original Lease”), whereby Tenant leases certain office space located in that certain building located and addressed at 520 Lake Cook Road, Deerfield, Illinois 60015 (the “Building”). The Original Lease was subsequently amended by that certain First Amendment to Lease dated July 31, 2012, by and between Landlord and Tenant (the “First Amendment”) and by that certain Second Amendment to Lease dated December 10, 2103, by and between Landlord and Tenant (“Second Amendment”). The Original Lease, as amended by the First Amendment and the Second Amendment, shall be referred to herein as the “Lease.”

B.        By this Third Amendment, Landlord and Tenant desire that Tenant lease additional space within the Building, and to otherwise modify the Lease as provided herein.

C.        Unless otherwise defined herein, capitalized terms shall have the meanings given such terms in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.        Existing Premises. Landlord and Tenant hereby acknowledge that Tenant currently leases from Landlord (a) that certain office space in the Building containing 4,926 rentable square feet located on the third (3rd) floor of the Building and known as Suite 350, (b) that certain office space in the Building containing 21,182 rentable square feet located on the fifth (5th) floor of the Building and known as Suites 520 and 550, and (c) that certain office space in the Building containing 8,352 rentable square feet located on the third (3rd) floor of the Building and known as Suite 375 (collectively the “Existing Premises”).

2.        New Expansion Spaces.

(a)        Suite 680. That certain space located on the sixth (6th) floor of the Building known as Suite 680, as outlined on the floor plan attached hereto as EXHIBIT A-1, shall be referred to herein as “Suite 680.” Landlord and Tenant hereby stipulate that Suite 680 contains 6,020 rentable square feet. Tenant shall commence to pay charges with regard to Suite 680 effective as of the date (“Suite 680 Commencement Date”) which is the earlier of (i) the date Tenant commences business operations in Suite 680, or (ii) November 1, 2014. The addition of Suite 680 to the Existing Premises shall, effective as of Suite 680 Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 40,480 rentable square feet. Effective as of Suite 680 Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by Suite 680.

(b)        Suite 150. That certain space located on the first (1st) floor of the Building known as Suite 150, as outlined on the floor plan attached hereto as EXHIBIT A-2, shall be referred to herein as “Suite 150.” Landlord and Tenant hereby stipulate that Suite 150 contains 9,994 rentable square feet. Tenant shall commence to pay charges with regard to Suite 150 effective as of the date (“Suite 150 Commencement Date”) which is the earlier of (i) the date Tenant commences business operations in Suite 150, or (ii) December 1, 2014. The addition of Suite 150 to the Existing Premises (as previously expanded by Suite 680) shall, effective as of

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the Suite 150 Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 50,474 rentable square feet. Effective as of the Suite 150 Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises, as previously expanded by Suite 680 and as further expanded by Suite 150.

3.        New Expansion Space Term. The Term for Tenant’s lease of Suite 680 (“Suite 680 Term”) shall commence on Suite 680 Commencement Date and shall expire co-terminously with Tenant’s lease of the Existing Premises on June 30, 2018 (the “Expiration Date”). The Term for Tenant’s lease of Suite 150 (“Suite 150 Term”) shall commence on Suite 150 Commencement Date and shall expire co-terminously with Tenant’s lease of the Existing Premises on the Expiration Date. Tenant shall have the right to extend the Suite 680 Term and the Suite 150 Term beyond the Expiration Date under the terms and conditions set forth in Section 31 of the Original Lease and Section 10 below.

4.        Basic Rental.

(a)        Suite 680. Notwithstanding anything to the contrary in the Lease, during the Suite 680 Term, Tenant shall pay, in accordance with the applicable provisions of the Lease and this Section 4(a), monthly installments of Basic Rental for Suite 680 as follows:

Lease Period	Monthly Basic Rental	Annual Basic Rental per Rentable Square Foot

Suite 680 Commencement Date – November 30, 2014	*$8,904.58	$17.75

December 1, 2014 – November 30, 2015	$9,155.42	$18.25

December 1, 2015 – November 30, 2016	$9,406.25	$18.75

December 1, 2016 – November 30, 2017	$9.657.08	$19.25

December 1, 2017 – June 30, 2018	$9,907.92	$19.75

*Subject to the terms of Section 5 below, Tenant’s obligation to pay monthly Basic Rental and Tenant’s Proportionate Share of Direct Costs for Suite 680 shall be conditionally abated with respect to the first four (4) full calendar months of the Suite 680 Term.

(b)        Suite 150. Notwithstanding anything to the contrary in the Lease, during the Suite 150 Term, Tenant shall pay, in accordance with the applicable provisions of the Lease and this Section 4(b), monthly installments of Basic Rental for Suite 150 as follows:

Lease Period	Monthly Basic Rental	Annual Basic Rental per Rentable Square Foot

Suite 150 Commencement Date – November 30, 2015	*$15,199.21	$18.25

December 1, 2015 – November 30, 2016	$15,615.63	$18.75

December 1, 2016 – November 30, 2017	$16,032.04	$19.25

December 1, 2017 – June 30, 2018	$16,448.46	$19.75

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*Subject to the terms of Section 5 below, Tenant’s obligation to pay monthly Basic Rental and Tenant’s Proportionate Share of Direct Costs for Suite 150 shall be conditionally abated with respect to the first three (3) full calendar months of the Suite 150 Term.

5.        Conditional Abatement of Basic Rental and Direct Costs. Notwithstanding anything to the contrary contained in either the Lease or this Third Amendment, provided that

3

Tenant faithfully performs all of the terms and conditions of the Lease, as hereby amended, through the date monthly Basic Rental and Tenant’s Proportionate Share of Direct Costs would otherwise become due for the applicable space, Landlord hereby agrees to fully abate Tenant’s obligation to pay monthly Basic Rental and Tenant’s Proportionate Share of Direct Costs for (i) Suite 680 for the first four (4) full calendar months of the Suite 680 Term, and (ii) Suite 150 for the first three (3) full calendar months of the Suite 150 Term. The total amount of Basic Rental and Direct Costs so abated may be referred to herein as the “Abatement Amount.” During such abatement periods, Tenant shall remain responsible for the payment of all of its other monetary obligations under the Lease, as hereby amended. However, in the event of a default by Tenant under the terms of the Lease, as hereby amended, at any subsequent time which results in early termination pursuant to the provisions of Section 20 of the Original Lease, then as a part of the recovery set forth in Section 20 of the Original Lease, Landlord shall be entitled to the then unamortized portion of the Abatement Amount, with such amortization to be calculated on a monthly basis over the period from the Suite 680 Commencement Date or the Suite 150 Commencement Date, as applicable, through the June 30, 2018 Expiration Date.

6.        Tenant’s Proportionate Share for Suite 680. Notwithstanding anything to the contrary in the Lease, (i) during the Suite 680 Term, Tenant’s Proportionate Share for Suite 680 shall be .90%, and (ii) during the Suite 150 Term, Tenant’s Proportionate Share for Suite 150 shall be 1.49%.

7.        Improvements to New Expansion Space. Tenant shall cause certain work to be performed in Suite 680 and Suite 150 pursuant to the Tenant Work Letter attached hereto as EXHIBIT B, using Building-standard quantities and materials (the “Improvements”). Tenant hereby agrees that the construction of the Improvements shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Basic Rental payable pursuant to this Third Amendment. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the construction of the Improvements, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Existing Premises or Suite 680 or Suite 150 resulting from the construction of the Improvements or for any inconvenience or annoyance occasioned by the construction of the Improvements. Except as specifically set forth in this Third Amendment, Tenant hereby agrees to accept Suite 680 and Suite 150 in their “as-is” condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services (other than the payment of the Improvement Allowances, as that term is defined in the Tenant Work Letter) related to the improvement of Suite 680 or Suite 150. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of Suite 680 or Suite 150.

8.        Letter of Credit. Landlord and Tenant hereby acknowledge that Landlord is currently holding a Letter of Credit on file in the amount of $[…***…]. Landlord shall continue to hold such Letter of Credit in accordance with the applicable terms and conditions of Section 4 of the Original Lease.

9.        Parking. Effective as of Suite 680 Commencement Date and continuing until the Suite 150 Commencement Date, Tenant shall rent a total of thirteen (13) unreserved parking passes for use in the Building’s underground parking facility. Effective as of the Suite 150 Commencement Date and continuing until the June 30, 2018 Expiration Date, Tenant shall rent a total of seventeen (17) unreserved parking passes for use in the Building’s underground parking facility. Tenant’s rental and use of such parking passes shall continue to be in accordance with, and subject to, all provisions of Section 23 of the Original Lease, and at the prevailing rate charged from time to time.

10.        Option to Extend. Tenant’s existing option rights shall remain in full force and effect, pursuant to the terms and conditions of Section 31 of the Original Lease; provided however, the Option shall apply to the entirety of the Existing Premises and Suite 680 and Suite 150.

11.        Brokers. Each party represents and warrants to the other that no broker, agent or finder, other than Steve Kling and Chris Cummins of Colliers International on behalf of Landlord and Joe Learner of Savills Studley, Inc. on behalf of Tenant (collectively, the “Brokers”), negotiated or was instrumental in negotiating or consummating this Third Amendment. Each party further agrees to defend, indemnify and hold harmless the other party

4	***Confidential Treatment Requested

from and against any claim for commission or finder’s fee by any entity, other than the Brokers, who claims or alleges that they were retained or engaged by or at the request of such party in connection with this Third Amendment.

12.        No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply during Suite 680 Term and the Suite 150 Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Third Amendment.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

“LANDLORD”	Long Ridge Office Portfolio, L.P.,
a Delaware limited partnership

	By:	MF Funding, Inc.,
a Delaware corporation
	Its:		General Partner

	By:		/s/ Scott E. Lyle
		Its:	Scott E. Lyle
Vice President

“TENANT”	Horizon Pharma USA, Inc.,
a Delaware corporation

	By:		/s/Timothy P. Walbert
	Print Name:		Timothy P. Walbert
	Title:		Chairman, President & CEO

	By:		/s/ Paul W. Hoelscher
	Print Name:		Paul W. Hoelscher
	Title:		EVP, Finance

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EXHIBIT A-1 - Suite 680

EXHIBIT A-1

FLOOR PLAN OF THE PREMISES

PREMISES
6,020 RSF
CORPORATE 500 CENTRE
520 LAKE COOK ROAD
SUITE 680
DEERFIELD, IL
PLAN NORTH

CORPORATE 500 CENTRE

520 LAKE COOK ROAD, DEERFIELD, IL 60015

EXHIBIT A-1-1

EXHIBIT A-2 - Suite 150

EXHIBIT A-2

FLOOR PLAN OF THE PREMISES

PREMISES
9,994 RSF
CORPORATE 500 CENTRE
520 LAKE COOK ROAD
SUITE 150
DEERFIELD, IL
PLAN
NORTH

CORPORATE 500 CENTRE

520 LAKE COOK ROAD, DEERFIELD, IL 60015

EXHIBIT A-2-1

EXHIBIT B - Tenant Work Letter

This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in Suite 680 and Suite 150 (collectively, the “New Expansion Space”). This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovation of the New Expansion Space, in sequence, as such issues will arise.

1.	LANDLORD’S INITIAL CONSTRUCTION IN NEW EXPANSION SPACE

Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of New Expansion Space, and (ii) of the floors of the Building on which New Expansion Space is located (collectively, the “Base, Shell and Core”). Tenant has inspected and hereby approves the condition of the New Expansion Space and Base, Shell and Core, and agrees that, subject to construction of the Improvements, the New Expansion Space and the Base, Shell and Core shall be delivered to Tenant in their current “as-is” condition. The improvements to be initially installed in the New Expansion Space shall be designed and constructed pursuant to this Tenant Work Letter. Any costs of initial design and construction of any improvements to the New Expansion Space shall be an “Improvement Allowance Item”, as that term is defined in Section 2B of this Tenant Work Letter.

2.	IMPROVEMENTS

A.        Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Suite 680 Improvement Allowance”) in the amount of $120,400.00 for the costs relating to the initial design and construction of Tenant’s improvements which are affixed to Suite 680. In addition, Tenant shall be entitled to a one-time improvement allowance (the “Suite 150 Improvement Allowance”) in the amount of $199,880.00 for the cost relating to the initial design and construction of Tenant’s improvements which are affixed to Suite 150. Tenant’s improvements which are permanently affixed to Suite 680 or Suite 150, as applicable, may be referred to herein as the “Improvements.” The Suite 680 Improvement Allowance and the Suite 150 Improvement Allowance may be referred to herein collectively, as the “Improvement Allowances.” In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowances. However, Tenant shall have the right to utilize the Improvement Allowances for Suite 680, Suite 150 and/or the Existing Premises.

B.        Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowances shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) for costs related to the construction of the Improvements for the applicable suite and for the following items and costs (collectively, the “Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3 of this Tenant Work Letter; (ii) the cost of permits and license fees relating to construction of the Improvements; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the “Code”); (v) the cost of construction of the Improvements, including, without limitation, testing and inspection costs and trash removal costs, and contractors’ fees and general conditions; (vi) sales and use taxes; and (vii) all other costs to be expended by Tenant and reasonably approved Landlord in connection with the construction of the Improvements.

C.        Application toward FF&E and/or Rent Credit. Notwithstanding the foregoing, Tenant shall have the right to apply up to $10.00 per rentable square of the Improvement Allowances to reimburse Tenant for costs associated with the purchase and/or installation of furniture, fixtures and equipment (“FF&E”) and/or as a credit against monthly Basic Rental; provided, however, Tenant shall be required to provide Landlord with written notice of its election to utilize any portions of the Improvement Allowance toward any FF&E costs and/or monthly Basic Rental credit, with such notice including copies of paid invoices for furniture,

EXHIBIT B-1

fixtures and equipment in the event Tenant elects to use any portion of the Improvement Allowance for reimbursement of FF&E costs. However, notwithstanding the foregoing, Tenant shall have the right to utilize such portion of the Improvement Allowances for Suite 680, Suite 150 and/or the Existing Premises. In no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance not applied (toward Improvements, FF&E and/or monthly Basic Rental credit) by June 30, 2015.

D.        Disbursement of the Improvement Allowance. Landlord shall disburse the Improvement Allowance in interim progress disbursements (“Progress Disbursement”), and one (1) final disbursement (“Final Disbursement”), within thirty (30) days after Tenant submits complete written disbursement requests, as further described below. Landlord may issue checks to fund the Improvement Allowance jointly or separately to Tenant, its general contractor, and any other of “Tenant’s Agents” (as defined in Section 4A below). Without limiting the generality of the provisions below, Landlord may withhold payments of the Improvement Allowance pending inspection of the Improvements theretofore performed to determine that the applicable portions of the Improvements were properly performed in accordance with this Tenant Work Letter and the Approved Working Drawings, and that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building; provided, such inspections shall not be deemed a warranty by Landlord that such conditions do not exist nor a waiver of Landlord’s rights if such conditions exist and were not reported during such inspection.

(a)	Progress Disbursements. Each Progress Disbursement shall be paid based on the percentage value of the Improvements theretofore completed (“Completed Work Percentage”), less ten percent (10%) retention (“Retention”) to be deferred to the Final Disbursement. Tenant shall not request any Progress Payments more often than monthly. In each Progress Disbursement Request, Tenant shall: (i) state the Completed Work Percentage as of the date of such Progress Disbursement Request (which may include any material actually delivered to New Expansion Space as of such date), and show the subtraction of the Retention required herein, (ii) set forth the total estimated cost of the Improvements, and the computation of the Progress Disbursement, (iii) attach a general contractor application for payment on AIA G702 and G703 forms (or such modified version and/or a “sworn statement” or “affidavit of payment” in such form as Landlord may require consistent with Illinois laws and customs to protect against mechanics’ and other liens), respecting the portion of the Improvements covered by such Progress Disbursement Request, duly executed and certified under oath (or sworn under penalty of perjury and notarized as Landlord may require consistent with Illinois laws) by the general contractor and all subcontractors, and which shall include execution and certification by the Architect that all Improvements for which payment is requested have been properly completed in accordance with the Approved Working Drawings, and shall show the names of all parties furnishing material and labor and the amount previously paid and due or to become due to each of them, and shall include invoices and other reasonable supporting documentation, and (iv) include partial lien releases (which may, at Landlord’s sole option, be conditional as to the amount of the current payment requested, but shall in any event be unconditional releases as to prior amounts), by the general contractor and all subcontractors, suppliers, materialmen and persons who have provided any labor, services, material, fixtures, apparatus or machinery (collectively, “Subcontractors”), in such form as Landlord may require consistent with Illinois laws, respecting the portion of the Improvements covered by such Progress Disbursement Request.

(b)

Final Disbursement Request. Tenant’s Final Disbursement Request shall specify that it is the “Final Disbursement Request,” and shall include: (i) an “Architect’s Certificate of Substantial Completion” on the current AIA form, and an Architect’s certificate for final payment, (ii) a general contractor application for payment on AIA G702 and G703 forms (or such

EXHIBIT B-2

modified version and/or such form of “sworn statement” or “affidavit of payment” as Landlord may require consistent with Illinois laws to protect against mechanics’ and other liens), duly executed and certified under oath (or sworn under penalty of perjury and notarized as Landlord may require consistent with Illinois laws) by the contractor and all Subcontractors, and which shall include execution and certification by the Architect, as further described above respecting Progress Disbursement Requests, (iii) copies of all invoices for the Improvements not previously provided, (iv) a copy of the permanent certificate of occupancy for the New Expansion Space (if required by law, or otherwise such evidence or government inspections and approvals as may be customary), and (v) final, complete, unconditional lien releases by the general contractor and all Subcontractors in such form as Landlord may require consistent with Illinois laws, and (vi) such other evidence as Landlord may reasonably require that the costs of the Improvements have been paid and that no architect’s, engineer’s mechanic’s, materialmen’s or other liens have been or may be filed against the Building or New Expansion Space arising out of the design or performance of such Improvements. Notwithstanding anything to the contrary contained herein, to the extent substantial completion has occurred, but any so-called punch-list items or other items remain to be performed, Landlord may defer paying the Final Disbursement or such portion thereof as Landlord may determine, until all such items are fully completed.

(c)	Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. Except for furniture, fixtures and equipment purchased under Section 2.C above, all Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Third Amendment.

3.	CONSTRUCTION DRAWINGS

A.        Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3. Nelson Architects is hereby deemed approved by Landlord as the Architect. Tenant shall also retain the engineering consultants approved by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and life safety work of the Improvements. However, Kent Engineering is hereby deemed approved by Landlord. The Architect and the Engineers are collectively referred to herein as the “Design Professionals”. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings. Approval of the Construction Drawings by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant’s responsibility to meet and comply with all federal, state, and local code requirements. Landlord’s approval of the “Contract” (as defined in Section 4B(a) below), and Landlord’s designations, lists, recommendations or approvals concerning Design Professionals and Tenant’s Agents, shall not be deemed a warranty as to the quality or adequacy thereof or of the Construction Drawings or the Improvements, or the design thereof, or of compliance with laws, codes and other legal requirements.

EXHIBIT B-3

B.        Approved Working Drawings. Landlord shall approve (or disapprove) working drawings prepared by the Architect within ten (10) days after Landlord receives the final working drawings (the “Approved Working Drawings”). Tenant shall submit the same to the applicable governmental agencies and diligently pursue its receipt of all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the New Expansion Space and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

4.	CONSTRUCTION OF THE IMPROVEMENTS

A.        Contractor and Tenant’s Agents. The contractor which shall construct the Improvements shall be retained by and contract directly with Tenant and shall be a contractor reasonably approved by Landlord. The contractor selected may be referred to herein as the “Contractor”. Leopardo Companies is hereby deemed approved by Landlord as the Contractor. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

B.	Construction of Improvements by Tenant’s Agency.

(a)	Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval with regard to proper insurance and licensing requirements and any other provisions which may adversely affect Landlord or Landlord’s interest in the Building, and which approval shall not be unreasonably withheld or delayed by more than five (5) business days after Landlord’s receipt of the Contract. Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). If the Final Costs exceed the amount of the Improvement Allowances, the disbursement of the Improvement Allowances under Section 2.D above shall be made on a pari passu basis (so that, for example, if the total Final Costs are $640,560, Landlord and Tenant shall fund each Progress Disbursement equally).

(b)	Tenant’s Agents.

(i)

Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Improvements shall comply with the following: (i) the Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made

EXHIBIT B-4

by Landlord’s Project manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Improvements.

(ii)	Indemnity and Waiver. Tenant’s indemnity of Landlord and waiver of claims against Landlord as set forth in the Lease shall also apply, to the extent not prohibited by applicable Illinois laws, with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply, to the extent not prohibited by applicable Illinois laws, with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the New Expansion Space.

(iii)	Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Suite 680 Commencement Date or Suite 150 Commencement Date, as applicable. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

(1)

Lien-Free Basis. Tenant’s Contractor and the other Tenant’s Agents and the Design Professionals shall perform all work and services on a lien-free basis. If a lien is filed or recorded against the Building due to, or in any way associated with, the design, engineering or construction of the Improvements, Tenant agrees to have such lien released of record by recording a lien release bond or otherwise (in a manner and form approved by Landlord) within five (5) days of Landlord’s notice to Tenant regarding same. If Tenant fails to cause the release of such lien within such five (5) day period to Landlord’s satisfaction, Landlord may cause the removal of such lien from Landlord’s title or require a deposit by Tenant as provided under Article 10 (Liens) of the Lease, and Tenant agrees to repay Landlord for all costs and expenses incurred by Landlord to release

EXHIBIT B-5

the lien (including, but not limited to, the payment of the amount stated in the lien, any filing, processing, recording and attorneys’ fees) within ten (10) days of Landlord’s request therefor, and such amount shall be considered Additional Rent due under the Lease. If Tenant fails to pay Landlord as aforesaid, such failure shall be deemed an uncured noticed material default under the Lease, and Landlord may pursue any remedy provided for under the Lease, at law or in equity. Under no circumstances shall Landlord’s approval or payment of a Progress Disbursement, Final Disbursement or any other amount, be deemed a waiver of Tenant’s obligations or Landlord’s rights respecting liens.

(iv)	Insurance Requirements.

(1)	General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(2)	Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to the Lease, as amended by this Third Amendment, during construction and immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operating Coverage insurance, each in amounts not less than $500,000 for each incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(c)	General Terms. Certificates for all insurance carried pursuant to this Section 4B(c) shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4B(c) shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance maintained by Tenant’s Agents shall preclude subrogation or contribution claims by the insurer against anyone insured thereunder, to the extent not prohibited under applicable Illinois laws. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4B(b)(ii) of this Tenant Work Letter.

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(d)	Governmental Compliance. The Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) material and equipment manufacturer’s specifications for the Building and for materials and equipment to be installed as part of the Improvements.

(e)	Inspection by Landlord. Landlord shall have the right to inspect the Improvements at all times, provided however, that Landlord’s failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

(f)	Meetings. Commencing upon the execution of this Third Amendment, Tenant and Landlord shall hold meetings as required at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. One such meeting each month shall include the review of Contractor’s current request for payment.

C.        Copy of “As Built” Plans. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord two (2) sets of copies of such as-built drawings within ninety (90) days following substantial completion of the Improvements, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the New Expansion Space.

5.	MISCELLANEOUS

A.        Tenant’s Representative. Prior to commencement of construction, Tenant shall, by written notice to Landlord, designate an individual to act as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

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B.        Landlord’s Representative. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

C.        Time of the Essence. Time is of the essence with respect to Tenant’s obligations under this Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

D.        Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default as described in the Lease or this Tenant Work Letter has occurred at any time, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the New Expansion Space (in which case, Tenant shall be responsible for any delay in the substantial completion of the New Expansion Space caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the New Expansion Space caused by such inaction by Landlord).

E.        Construction Defects. Landlord shall have no responsibility for the Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Improvements that may appear during or after the completion thereof whether the same shall affect the Improvements in particular or any parts of the New Expansion Space in general. Tenant shall indemnify, defend, hold harmless and reimburse Landlord for any liabilities, costs or expenses incurred by Landlord by reason of any defect in any portion of the Improvements constructed by Tenant or Tenant’s contractor or subcontractors, or by reason of inadequate cleanup following completion of the Improvements.

F.        Coordination of Labor. All of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to any portion of the Building.

G.        HVAC Systems. Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant.

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